BidGive Group, LLC

Attn:

Jim Walker

3229 Wentwood Dr., Ste. 200

Dallas, Texas 75225

January 5, 2004

Re:

BidGive Travel  Program/Site (BidGive.com - Travel Program)

Mr Walker:

We at Coventry Travel/Coventry Group have reviewed your travel site referenced above and the offers contained therein (specifically including the Two-For-One Companion fare promotion on all of the cruise lines listed on the site, and the Buy One Night, Get One free promotion at the resorts/hotels listed, or set dollar discounts off Coventry's lowest price, and find the contents to be acceptable and agreeable.

We will fulfill the travel packages as currently reflected in your site, and at any time we can no longer offer or fulfill any of the shown offerings, we will promptly notify you so that you can remove or adjust such offerings.  However, travel vouchers sold prior to cancellation of or change in such offerings will continue to be honored so long as the voucher holder books the travel package through us.

You have, through our contracts as a recognized Travel Consolidator, the right to use on your website and in advertising the logos of the hotels, resorts and cruise lines for whose travel programs your vouchers grant access.

We will provide a Customer Service inbound toll free telephone service (answered “BidGive Travel Desk” or “Travel Desk”) for questions and to arrange bookings 24 hours a day, 7 days a week.  Such service will also assist in answering questions about the vouchers and assist in marketing them. All sales commenced through the Travel Desk above shall require the purchase of a BidGive Travel Voucher prior to, or concurrent with, sales of bookings.

For such services as described herein, we are to receive a fee of Ten Dollars ($ 10.00) per voucher sold by you for travel provided by us .At such time as the volume exceeds one thousand (1,000) certificates per month, we will work with you on a sliding scale for volume accounts to be determined and agreed upon between us.

Sincerely,

/s/ Jeff A. Toffler, Owner/President

Coventry Travel/Coventry Group